FORM 8-K

                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): April 22, 1998


                                  HOME BANCORP
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Indiana                    0-22376                35-1906765
           -------                    -------                ----------
(State or other jurisdiction of     (Commission           (I.R.S. Employer
incorporation or organization)      File Number)          Identification No.)

    132 East Berry Street, P.O. Box 989
    Fort Wayne, Indiana                                         46801-0989
 ---------------------------------------                        ----------
 (Address of principal executive offices)                       (Zip Code)


                                 (219) 422-3502
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.   Other Events.

          Attached Press Release Relative to Home Bancorp Reports Second Quarter Fiscal Year 1998 Earnings Quarterly Dividend Declared

                                   SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                           HOME BANCORP
                                                        ------------------
                                                           (Registrant)


                                                        /s/W. Paul Wolf
Date:   April 22, 1998                                  ---------------
                                                        W. Paul Wolf
                                                        Chairman, President, CEO

                                 NEWS RELEASE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


Home Bancorp
132 EAST BERRY STREET o   P.O. BOX 989                  Date      April 22, 1998
FORT WAYNE, INDIANA 46801-0989                          ------------------------
PHONE:  (219) 422-3502                                  Contact   W. Paul Wolf
FAX:  (219) 426-7027                                    ------------------------



                                  HOME BANCORP
                Reports Second Quarter Fiscal Year 1998 Earnings
                           Quarterly Dividend Declared



FORT WAYNE, Indiana, -- April 22, 1998 -- Home Bancorp (Nasdaq: HBFW) today reported second quarter fiscal year 1998 earnings and financial results, ended March 31, 1998. Net income for the second quarter 1998 was $839,000 ($0.38 basic earnings per share) compared to $800,000 ($0.33 basic earnings per share) for the same period a year earlier, a dollar increase of 4.88%, or a 15.2% increase in earnings per share. The three months earnings represent an annualized return on average assets (ROA) of 0.96% and a return on average equity (ROE) of 7.09%.

Net income for the six months ended March 31, 1998 increased 3.65% to $1,504,000 ($0.68 basic earnings per share) from $1,451,000 ($0.59 basic earnings per share) for the same period in 1997, an increase of 15.3% in earnings per share. For the six month period ended March 31, 1998, earnings represent an annualized average ROA of 0.86% and a ROE of 7.01%.

Total assets of the Corporation at March 31, 1998 were $353.4 million, an increase of $25.6 million, or 7.81%, from $327.8 million at March 31, 1997. At March 31, 1998, net loans receivable were $306.0 million, an increase of $45.2 million, or 17.33%, during the twelve month period. For the same period from March 31, 1997 to March 31, 1998, deposits increased from $278.8 million to $303.6 million, or an increase of $24.8 million or 8.90%. Shareholder equity at March 31, 1998 was $42.5 million, or 12.03% expressed as a percentage of assets.

W. Paul Wolf, Chairman and Chief Executive Officer, attributed the improved earnings and continued growth of the Corporation on the concentrated efforts of Home Loan Bank, its wholly-owned subsidiary, in fulfilling its role as a community bank. "As the only locally based bank in Fort Wayne, we strive to be the lender of first choice for residential mortgages and the best choice for savings and checking. The Corporation has been successful in growing our asset base while improving yields on those interest-earning assets without significantly raising operating expenses in the process."


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


The increase in the earnings per shares reflects the Corporation's focus on improving shareholder value through improved earnings and controlled repurchase of outstanding shares. Stock when repurchased by the Corporation is held as treasury stock to be used for general corporate purposes. During the three month period ended March 31, 1998 the Corporation repurchased a total of 35,800 shares, and a total of 127,942 shares during the six month period ended March 31, 1998.

For the period ended March 31, 1998, the Corporation's non-performing loans to assets ratio was a very modest .09%. There were no loan charge-offs for the period, or year-to-date in fiscal 1998. The Corporation's allowance for loan losses as of March 31, 1998 totaled $1.4 million.

The book value of Home Bancorp stock was $18.04 as of March 31, 1998 compared to $17.43 as of March 31, 1997.

For the three months ended March 31, 1998, the stock traded in a range of $28.50 to $37.88 and closed at $33.56.

The Board of Directors on April 21, 1998 declared the ninth consecutive quarterly cash dividend of $0.05 per share payable May 15, 1998 to shareholders of record on April 30, 1998. The dividend indicates an annual rate of $0.20 per share.

Home Loan Bank fsb, the wholly-owned subsidiary of Home Bancorp, was established in 1893. Home Loan Bank fsb currently operates nine full service offices serving Fort Wayne (7), Decatur (1), and New Haven (1). Deposits are insured by the Federal Deposit Insurance Corporation.

         Home Bancorp (Nasdaq)
             3 Months March 31:                          1998             1997
         Net Income..........................        $  839,000       $  800,000
         Basic Share Earns: Net Income..                    .38              .33

             6 Months March 31:
         Net Income...........................       $1,504,000       $1,451,000
         Basic Share Earns: Net Income..                    .68              .59


     SOURCE           Home Bancorp
     -0-              04/22/98
     /CONTACT:        W. Paul Wolf, Chairman, President & CEO, of Home Bancorp,
                      219-422-3502, or Matthew P. Forrester, VP & CFO

     CO:              Home Bancorp
     ST:              Indiana
     IN:              FIN
     SU:              ERN DIV


                       Holding Company for Home Loan Bank

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